May 9, 1995


Securities and Exchange Commission
Washington, DC 20549



Ladies and Gentlemen:

We have read Item 4 included in the attached Form 8-K dated May 3, 1995, of Consolidated Capital Institutional Properties/2, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.



Very truly yours,

Arthur Andersen LLP